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                                                                    EXHIBIT 5.01

                     [Letterhead of DEBEVOISE & PLIMPTON]


                                                               December 15, 1995

MBIA Inc.
113 King Street
Armonk, New York 10504

            Registration Statement of Form S-3
                  Registration No. 33-64861
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Ladies and Gentlemen:

        We have acted as counsel to MBIA Inc., a Connecticut corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement (No. 33-64861) on Form S-3, as amended (the "Registration Statement"), and the prospectus included therein (the "Prospectus"), relating to the proposed issuance by the Company of $75,000,000 aggregate principal amount of Debentures due December __, 2025 (the "Debentures") under an Indenture, dated as of August 1, 1990 (the "Indenture"), between the Company and the First National Bank of Chicago, as Trustee.

        In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Our
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MBIA Inc.                              2                       December 15, 1995


opinion assumes that the Indenture will remain in substantially the form incorporated by reference as Exhibit 4.01 to the Registration Statement.

        Based on the foregoing, we are of the opinion that, when (a) the terms,
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issuance, execution and delivery by the Company of any Debentures have been duly authorized by all necessary corporate action of the Company and as contemplated by the Indenture, and (b) such Debentures have been duly executed and delivered
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by the Company, authenticated by the Trustee and sold as contemplated by each of the Registration Statement, the Prospectus and the Indenture, such Debentures will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

        In rendering the opinion expressed above, we have relied as to all matters involving the law of the State of Connecticut on the opinion of Day, Berry & Howard, Connecticut counsel for the Company, dated today and addressed to you.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                                Very truly yours,

                                                /s/ Debevoise & Plimpton